Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-3 (No 333-253756) and Form S-8 (Nos. 333-236946, 333-204501, 333-212308, 333-216892 and 333-223488) of our reports dated February 28, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020, and for each of the years in the three year period ended December 31, 2022, and the effectiveness of Rocket Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2021, which reports are included in this Annual Report on Form 10-K to be filed on or about February 28, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
February 28, 2022